                                                                    EXHIBIT 3.27

                               OPERATING AGREEMENT


        THIS OPERATING AGREEMENT (the "Agreement") is made and entered into as of this 16th day of April, 1999

         BY AND BETWEEN              INTERACTIVE INFORMATION
                                     SERVICES, L.L.C.,
                                     a Kansas limited liability company,
                                     hereafter called the

                                            "COMPANY"

         AND                         INTERACTIVE MEDIA
                                     SERVICES, INC.,
                                     and those members of the Company
                                     who subsequent to the date of this
                                     Agreement become, by its terms or
                                     agree in writing to be, bound by its
                                     provisions,

                                     hereafter sometimes collectively called
                                     the

                                            "MEMBERS"

        WITNESSETH:

        WHEREAS, the Members desire to establish the rights, duties and obligations of the Members, the responsibilities of the managers of the Company, and promote their mutual interests and the interests of the Company.

        IT IS, THEREFORE, AGREED:

                                  ORGANIZATION

        1. PRINCIPAL OFFICE. The location of the principal office of the Company shall be 455 North Maize Road, Wichita, Kansas 67212. The managers may from time-to-time change the location of the principal office; provided, however, that if the managers designate a different location for the Company's principal office, the Members shall be notified of the change by written notice within thirty (30) days of the change.

        2. FILINGS. Upon the request of the managers, the Members shall immediately execute and deliver all such certificates and other instruments conforming hereto as shall be necessary for the managers to accomplish all filings, recordings, publishing and other acts appropriate to comply with all requirements for the formation, qualification and operation of a limited liability company in all other jurisdictions where the Company shall propose to conduct business. Prior to, or concurrently with, the conducting of any business in any jurisdiction, the Company shall, to the fullest extent permitted by the laws of such jurisdiction, file any assumed or fictitious name certificates and otherwise comply with any and all requirements for the qualification or formation of the Company to conduct business in such jurisdiction.

                                     CAPITAL

        3.      COMPANY CAPITAL.

        (a)     No Member shall be paid interest on any capital contribution;

        (b) No Member shall have the right to withdraw or receive any return of such Member's capital contribution except as specifically provided by law and herein;

        (c) Unless otherwise set forth in this Agreement under circumstances requiring a return of any capital contribution, no Member shall have the right to receive property, other than cash, or, unless and until all of the Member's debts due the Company have been paid, to receive any return of capital; and

        (d) No Member shall receive a salary or draw with respect to such Member's capital contribution or for services rendered on behalf of the Company or otherwise in such Member's capacity as a Member, except

                (i)     as otherwise provided in this Agreement;

                (ii) pursuant to any agreement entered into by such Member and the Company; or

                (iii)   upon the unanimous consent of the Members.

        4. ADDITIONAL CAPITAL. The Company may require capital funds for the payment of debts and liabilities of the Company or to provide additional capital. In the event the managers have reasonably determined that additional capital is required for the purposes set forth above or for any other proper business purposes, the managers may seek the additional capital from the Members in accordance with the following procedure:

        (a) The managers shall prepare and present a funding plan at a duly called meeting of the Members;



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

        (b) Such funding plan shall become effective only upon its approval by the Members then holding at least fifty-one (51) percent of the Company's then outstanding interests; and

        (c) Such funding plan shall include a request for additional capital, which request shall be made to each Member in proportion to the percentage interest in the capital of the Company of each such Member. If any Member declines to make such additional capital contribution ("non-contributing Member"), the other Members shall have the right to contribute such capital in a proportionate amount according to their respective percentage interests. For purposes of this section, the term "proportionate amount" shall mean that portion of the requested additional capital which the percentage interest owned by each of the Members bears to the aggregate percentage interest of all the Members. In addition, if any requested additional capital is not contributed by the Member first entitled thereto, the term "proportionate amount" shall include that portion of the requested additional capital not contributed by the Member first entitled thereto which the percentage interest of the Member bears to the aggregate percentage interest of all the Members other than the Member first entitled to contribute. The managers shall then determine the dilution of the percentage interest of the non-contributing Member by using the net fair market value (as hereafter determined) of the Company's assets immediately prior to the request for additional capital and then the percentage interest of each Member shall be adjusted by the managers to reflect such dilution. In determining the fair market value of the Company for purposes of this paragraph, the Members may unanimously agree upon the fair market value of the Company. If the Members cannot agree upon a fair market value, then within thirty (30) days after the Member declines to make the additional capital contribution, the Company shall appoint one appraiser and the non-contributing Member shall appoint one appraiser. Within twenty (20) days after the last appraiser is appointed, the two appraisers shall determine the net fair market value of the Company's assets and, if the two appraisers are unable to agree upon the net fair market value, the two appraisers shall appoint a third appraiser. Within twenty (20) days after the third appraiser is appointed, the appraisers shall determine the net fair market value of the Company's assets. If the appraisers are unable to agree upon such net fair market value, the agreement of two of such appraisers shall be conclusive for determining such value for purposes of this Subparagraph (c). The Company shall be solely responsible for the payment of the fees and expenses of the appraiser which it appoints, the non-contributing Member shall be solely responsible for the payment of fees and expenses of the appraiser which such non-contributing Member appoints, and the Company and the non-contributing Member shall each pay one-half of the fees and expenses of the third appraiser.

        5. CAPITAL ACCOUNTS. A separate capital account shall be maintained by the Company for each of the Members in accordance with the capital accounting rules of Section 704(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations thereunder.

Adjustments shall be made in each Member's capital account as required by the capital accounting rules of Section 704(b) of the Code and the Treasury Regulations thereunder.

        6. INTERESTS. The interests of each of the Members in the profits, income, gain, loss, deduction and credits of the Company shall be allocated as follows:

                      Interactive Media Services, Inc.   100%

        7. DISTRIBUTIONS. Distributions from the Company may be made from time-to-time as determined by the Members.

                                MEMBERS' MEETINGS

        8. MEETINGS. Meetings of the Members of the Company may be called at any time by the managers. It shall also be the duty of the managers to call a meeting of the Members whenever requested to do so by the Members owning twenty
(20) percent or more of the voting power of the Company. If the managers on such request neglect for two (2) days to call a meeting as requested, then said Members making the request may call a meeting. Ten (10) days' written notice of a meeting shall be given, by mailing a written or printed notice thereof to each Member to the post office address appearing on the records of the Company. Such meeting need not be held at the principal office of the Company, except any meeting that is called by the Members after a demand for the same has been neglected as above set forth. The notice of such meeting, in addition to stating the time at which the said meeting shall be held, shall briefly state the object of the meeting.

        9. QUORUM. The holders of a majority-in-interest in the Company, present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of Members except as may be otherwise provided by law, the Articles of Organization, or this Agreement, but if there be less than a quorum, the holders of the majority of interests so present may adjourn the meeting from time-to-time. A majority vote of such quorum shall be necessary for the transaction of any business.

        10. ACTION WITHOUT A MEETING. Unless otherwise provided in the Company's Articles of Organization or this Agreement, any action required by law to be taken, or any action which may be taken, at any meeting of Members, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all the Members who would be entitled to vote at the meeting.

                                   MANAGEMENT

        11. MANAGERS. The initial managers of the Company shall be the individuals named in the Articles of Organization who shall serve as managers of the Company until such time as they either resign or are removed in accordance with Paragraph 12. In the event a manager resigns, is



                                      -4-
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removed, or upon the death of a manager, a replacement manager shall be selected by a vote of a majority-in-interest of the Members.

        12. REMOVAL OF A MANAGERS. A majority-in-interest of the Members shall have the right to remove a manager, but only for cause, and to choose a new manager. The replacement manager shall be selected by a vote of a majority-in-interest of the Members.

        13. MANAGEMENT OF COMPANY. The management of the Company shall be vested solely with the managers, chosen in accordance with this Agreement, who shall have full authority and discretion to conduct the ordinary and usual business and affairs of the Company, to take any action of any kind and to do anything and everything he or she deems necessary, subject to the restrictions set forth in this Agreement. The manager shall be imposed with a fiduciary duty to conduct the business and affairs of the Company in the best interests of the Company and of the Members, including the safekeeping and use of all Company funds and assets for the exclusive benefit of the Company whether or not the same shall be in the immediate possession or control of the managers. No Member shall have any power or authority to bind the Company unless the Member has been expressly authorized by the manager in writing to act as an agent of the Company for a particular matter, transaction or series of same.

        14. MANAGER'S COMPENSATION. The manager shall not be paid a salary by the Company in the performance of his or her duties as manager of the Company unless otherwise approved by a majority-in-interest of the Members.

        15. RESTRICTIONS ON THE AUTHORITY OF THE MANAGERS. Subject to the provisions of this Agreement, except as herein provided, the managers shall not be authorized to do any of the following acts without the prior consent of all
Members:

        (a) any act in contravention of this Agreement or the Articles of Organization of the Company; or

        (b) any act which would make it impossible or impractical for the Company to conduct the ordinary business of the Company.

                                   DISSOLUTION

        16. EVENTS CAUSING DISSOLUTION. The Company shall be dissolved only upon the occurrence of any of the following events:

        (a)     as specified in the Articles of Organization;

        (b)     at any time there are no Members;

        (c)     the unanimous written agreement of all the Members; or



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        (d)     upon the entry of a decree of judicial dissolution pursuant to
                K.S.A. 17-7629 and amendments thereto.

        17. PROCEDURE ON DISSOLUTION. Upon dissolution of the Company, the managers, and, if there are no managers, then the Members, shall proceed with reasonable promptness to liquidate the Company's business and assets by selling all of the Company's assets. The proceeds from the sale of the property of the Company shall be distributed in the following order of priority:

        (a) first, to the payment of those liabilities to creditors, in the order of priority as provided by law, except those liabilities to the Members of the Company on account of their contributions;

        (b) second, to the establishment of any reserves for any contingent liabilities or obligations of the Company, as deemed necessary by the Members;

        (c) third, to the repayment of liabilities to the Members of the Company;

        (d) fourth, to all the Members with positive balances in their capital accounts to bring said capital accounts to zero; and

        (e) the balance, if any, to be distributed among the Members in accordance with the allocation provisions then in effect as set forth in Paragraph 6 of this Agreement.

                                    TRANSFERS

        18. TRANSFER OF INTEREST. The following terms and conditions shall govern any proposed or contemplated transfer of part or all of the interest of the Members in the Company:

        (a) RESTRICTIONS ON TRANSFER. None of the Members shall sell, assign, transfer, mortgage or otherwise encumber or dispose of the whole or any part of such Member's interest in the Company, and no purchaser or other transferee shall have any rights, except as provided in Subparagraph (b) below, in respect to all or any part of such Company interest attempted to be sold, assigned, transferred, mortgaged, encumbered, or otherwise disposed of, unless and to the extent. that a majority-in-interest of the remaining Members have given their written consent to such sale, assignment, transfer, mortgage or encumbrance of such interest in the Company, but only if the transferee forthwith assumes and agrees to be bound by the provisions of this Agreement and the Company's Articles of Organization and to become a Member for all purposes, in which event, such transferee shall become a substituted Member; and

        (b) RIGHTS UPON TRANSFER. No transfer, except as permitted under Subparagraph (a) above, shall entitle the transferee, during the continuance of the Company, to interfere or participate in the management of the business and affairs of the Company, to require any information or accounting of the Company's transactions, or to inspect the books of the Company; but it shall merely entitle the transferee to receive the share of profits to which the assigning Member would otherwise be entitled, and in the case of dissolution of the Company, to receive the return of contributions to which the assigning Member would be entitled.

        19. OPTION TO COMPANY TO PURCHASE INTEREST IN THE COMPANY ON LIFETIME TRANSFER. In the event a Member (hereinafter referred to as the "Selling Member") receives a bona fide offer from a prospective buyer to acquire any or all of its interest in the Company, which offer the Selling Member intends to accept, the Selling Member shall first transmit to the Company and the other Members, not less thirty (30) days prior to the time the proposed sale is to be consummated, written notice (hereinafter referred to as the "Notice") by certified mail of his/her intention to make such disposition of his/her interest in the Company. The Notice shall set out the terms and conditions of the intended disposition, including the purchase price payable for such interest in the Company by the prospective buyer and the prospective buyer's identity. Within fifteen (15) days following the giving of the Notice, the Members shall be polled by the managers. An affirmative vote of the Members holding a majority-in-interest in the Company, excluding the Selling Member's interest in the Company, shall authorize the managers and entitle the Company to purchase such interest in the Company equal to the purchase price payable by the prospective buyer in the Notice and upon the same terms and conditions as are set forth in the Notice.

        20. OPTION TO MEMBERS TO PURCHASE INTEREST IN THE COMPANY ON LIFETIME TRANSFER. If any portion of the interest in the Company owned by the Selling Member is not purchased by the Company in accordance with the provisions of Paragraph 19, then the portion of the interest in the Company not so purchased shall then be offered for sale and shall be subject to an option on the part of each of the other Members to purchase a "proportionate share" of any or all of such interest in the Company which option shall be exercised, if at all, in writing within fifteen (15) days of the polling of the Member pursuant to the provisions of Paragraph 19. Such Members shall be entitled to purchase such interest in the Company equal to and upon the same terms and conditions as are set forth in the Notice. For purposes of this section, the term "proportionate share" shall mean the interest in the Company offered for sale which the proportion of the interest of each Member in the Company bears to the aggregate interest in the Company (other than the interest in the Company offered for sale) of all Members. In addition, if any interest in the Company offered for sale is not purchased by the Member(s) first entitled thereto, the term "proportionate share" shall include the interest in the Company not purchased by the Member(s) first entitled thereto which the interest in the Company of each Member bears to the aggregate interest in the Company (other than the interest in the Company offered for sale) of all Members other than the Member(s) otherwise first entitled to so purchase the interest in the Company but who has/have declined to purchase the interest in the Company.

        21. TERMINATION OF RESTRICTIONS ON LIFETIME TRANSFER. If any portion of the interest in the Company owned by the Selling Member is not purchased by the Company in accordance with the provisions of Paragraph 19, or if any or all are not purchased by the other Members in accordance with the provisions of Paragraph 20, then the portion of the interest in the Company that is not so purchased may then still only be duly transferred to the Buyer set forth in the Notice upon obtaining the prior written consent of all the Members pursuant to the terms and conditions of Paragraph 18(a). If consent of all the Members is not obtained, then the assignee of the Selling Member's interest in the Company shall not be entitled to any of the rights granted to a Member hereunder other than the right to receive all or part of the share of profits, losses, cash distributions or returns of capital to which the Selling Member would otherwise be entitled. In no event shall such transfer be on terms or conditions other than those set forth in the Notice. If any terms or conditions change or differ from those set forth in the Notice, said interest in the Company must then be resubmitted for sale to the Company and the Members on the basis of the changed terms and conditions pursuant to Paragraphs 19 and 20 herein. Notwithstanding any such transfer or disposition of a Selling Member's interest in the Company to a third party, the restrictions imposed by this Agreement shall continue to apply to the interest in the Company owned by such transferee or assignee and to any remaining interest in the Company owned by the Selling Member, and the assignee or transferee shall, prior to the transfer of such interest in the Company, agree to be bound by this Agreement.

        22. OPTION TO COMPANY TO PURCHASE INTEREST IN THE COMPANY ON DEATH. In the event of the death of any member, all of the interest in the Company of such Member shall be subject to an option to purchase by the Company at a price equal to the lesser of the fair market value of such interest as of the date of death as determined by the Company's independent accountants or the balance of the deceased Member's capital account. Within ninety (90) days after the appointment of the legal representative of the deceased Member or one hundred twenty (120) days after the death of such member, whichever occurs first, the managers shall communicate with the deceased Member's legal representative or, if none, with his or her next of kin for the purpose of informing them of the purchase price for the deceased Member's interest in the Company. The purchase price to be paid by the Company shall be payable in cash, or its equivalent, unless different terms are desired by the deceased Member's estate and are agreed to by the Company. Within fifteen (15) days after the purchase price has been communicated to the deceased Member's legal representative or, if none, to his or her next of kin, the Members shall be polled by the managers at which time all of the interest in the Company of such deceased Member shall be offered for sale to the Company at the option price and under the terms agreed to by the deceased member's estate if other than cash terms. A majority-in-interest of the Members, excluding the deceased member's interest in the Company, shall decide within fifteen (15) days from the date polled whether the Company shall exercise its option.

        23. OPTION TO MEMBERS TO PURCHASE INTEREST IN THE COMPANY ON DEATH. If any portion of the interest in the Company owned by a deceased Member is not purchased by the Company in accordance with the provisions of Paragraph 22, then the interest in the Company not so purchased shall be offered for sale and shall be subject to an option on the part of each of the Members to purchase a proportionate share (as defined in Paragraph 20) of any or all of such interest in the Company, which option shall be exercised, if at all, at the time of the polling of the Members

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pursuant to the provisions of Paragraph 22. The purchase price to be paid and the terms of payment shall be equal to, determined and calculated in accordance with the provisions set forth in Paragraph 22.

        24. TERMINATION OF RESTRICTIONS ON TRANSFER AT DEATH. If any portion of the interest in the Company owned by the deceased Member is not purchased by the Company in accordance with Paragraph 22 or is not purchased by the Members in accordance with the provisions of Paragraph 23, then the interest in the Company not so purchased shall be transferred pursuant to the testamentary disposition of the deceased Member or by the laws of intestacy, as the case may be. Notwithstanding, the restrictions imposed by this Agreement shall also thereafter apply to the interest in the Company owned by any such transferee or assignee of the interest in the Company and the assignee or transferee shall, prior to the transfer of such interest in the Company, agree in writing to be bound by this Agreement.


        25. OPTION TO COMPANY TO PURCHASE INTEREST IN THE COMPANY TO BE TRANSFERRED IN A JUDICIAL PROCEEDING. In the event any Member's interest in the Company is intended to be transferred to another third party as an incident to a judicial proceeding, then such Member shall first notify the Company in writing (hereinafter referred to as the "Notice") not later than five (5) days after the date when the presiding court issues its final decree. Within twenty (20) days of receiving such notice, a meeting of the Members shall be called by the Company. At such meeting the interest in the Company of the Member who is a party to such judicial proceeding shall first be offered for sale and shall be subject to an option to purchase or to retire any or all of such interest in the Company on the part of the Company, which option shall be exercised, if at all, at the time of such meeting. The Company shall be entitled to purchase such interest in the Company at a price equal to the balance of such Member's capital account.

        26. OPTION TO MEMBERS TO PURCHASE INTEREST IN THE COMPANY TO BE TRANSFERRED IN A JUDICIAL PROCEEDING. If any interest in the Company owned by the Member subject to a judicial proceeding is not purchased by the Company in accordance with the provisions of Paragraph 25, then the interest in the Company not so purchased shall be offered for sale and shall be subject to an option on the part of each interest in the Company holder to purchase a "proportionate share" (as defined in Paragraph 20) of any or all of such interest in the Company, which option shall be exercised, if at all, at the time of the meeting of the Members called pursuant to the provisions of Paragraph 25. The purchase price to be paid by such Member(s) shall be determined and calculated in accordance with the provisions set forth in Paragraph 25.

                                  MISCELLANEOUS

        28. DEVOTION OF TIME. A manager shall not be expected to devote his or her entire time or attention to the Company's business, but the managers shall be expected to devote only such time and attention to the Company's affairs as shall from time-to-time be determined by agreement of the Members.



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        29. TAX MATTERS PARTNER. The Members hereby appoint Thomas F. Patten as the "tax matters partner" (the "TMP") as defined in Section 6231 (a)(7) of the Code. The TMP is authorized to take such actions and to execute all statements and forms on behalf of the Company which may be permitted or required by the applicable provisions of the Code or Treasury Regulations issued thereunder, and the Members shall take all other action that may be necessary or appropriate to effect the designation of Thomas F. Patten as the TMP. In the event of an audit of the Company's income tax returns by the Internal Revenue Service, the TMP may, at the expense of the Company, retain accountants and other professionals to participate in the audit. All expenses incurred by the TMP in such person's capacity as such shall be expenses of the Company and shall be paid by the Company or reimbursed to the TMP from the Company's funds.

        30. BOOKS AND RECORDS. The Company's books and business records shall be maintained at the principal office of the Company, and the Members shall have access thereto at all reasonable times. The books shall be kept on a cash or accrual basis as shall be determined by the accountant of the Company and shall be closed and balanced at each calendar or fiscal year, as the case may be.

        31. ACTION BY MEMBERS. Whenever in this Agreement the term "approval by the Members," "a majority vote of such quorum," "as determined by the Members," or words of like import are used, or action of the Members is required or permitted to be taken, the same, unless a greater interest is otherwise indicated or required by law, shall mean a majority-in-interest (meaning a majority in proportion to the Members' contributions to the capital of the Company as adjusted from time-to-time in accordance with law) of the Members of the Company having voting power.

        32. WAIVER OF NOTICE. Any notice required to be given by law, or by the Company's Articles of Organization, may be waived in writing by the Member entitled to notice, whether before or after the time stated in the notice.

        33. AMENDMENTS. This Agreement may not be modified or amended except by an instrument in writing executed by all the parties hereto.

        34. NOTICES. Any notice, consent, approval, demand or other communication to be given, made or provided for under this Agreement shall be in writing and deemed to be fully given by its delivery personally or by its being sent by registered or certified mail, return receipt requested, to the principal office of the Company or to the address of each respective Member on record with the Company, or to such other address or such other person as any party hereto shall hereafter specify by written notice to the other parties hereto.

        35. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.



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        36. GOVERNING LAW. In all respects, including all matters of construction, validity and performance, this Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Kansas applicable to contracts made and performed in such state.

        37. BENEFIT. This Agreement shall be binding upon, and shall operate for the benefit of, all persons and entities who are now or may hereafter become Members of the Company, and their respective heirs, legal representatives, successors and, to the extent permitted in accordance with this Agreement, assigns.

        38. LIMITATION ON LIABILITY. Anything herein to the contrary notwithstanding, except as otherwise expressly agreed to in writing, a Member shall not be personally liable for any debts, liabilities, or obligations of the Company, whether to the Company, to any of the other Members, or the creditors of the Company, beyond the capital account of the Member, together with the Member's share of the assets and undistributed profits of the Company.

                       [SIGNATURES TO FOLLOW ON NEXT PAGE]



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

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                       INTERACTIVE INFORMATION SERVICES, L.L.C.


                                       BY   /s/ MICHAEL D. SHELL
                                            ------------------------------------
                                            MICHAEL D. SHELL, MANAGER


                                       BY   /s/ THOMAS F. PATTEN
                                            ------------------------------------
                                            THOMAS F. PATTEN, MANAGER

                                                   "COMPANY"


                                       INTERACTIVE MEDIA SERVICES, INC.


                                       BY   /s/ MICHAEL D. SHELL
                                            ------------------------------------
                                            MICHAEL D. SHELL, PRESIDENT

                                                    "MEMBERS"



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